EXHIBIT (a)(1)(D)

CONCRETE PUMPING HOLDINGS, INC.

THE OFFER TO EXCHANGE CERTAIN OUTSTANDING RESTRICTED SHARE AWARDS FOR NEW RESTRICTED SHARE AWARDS

WITHDRAWAL FORM

Before submitting this Withdrawal Form, please make sure you have received, read and understand the documents that make up the offer (the “offering documents”), including: (1) the Offer to Exchange Certain Outstanding Restricted Share Awards for New Restricted Share Awards dated October 1, 2020 (as it may be amended and supplemented from time to time); (2) the 2018 Plan and the form of new restricted share award agreement; (3) the email to all eligible employees from Bruce Young, dated October 1, 2020; (4) the Election Form; and (5) this Withdrawal Form. Terms used but not defined in this Withdrawal Form have the meanings ascribed to them in the Offer to Exchange.

I hereby withdraw my previously delivered Election Form and withdraw my tender of my eligible restricted share award specified below pursuant to the terms and conditions of the offer documents. In withdrawing the tender of my eligible restricted share award, I represent and acknowledge to Concrete Pumping as follows:

1.

The delivery of this Withdrawal Form rescinds and supersedes any previously submitted Election Form and I will be treated as having chosen not to participate in the offer and my eligible restricted share award will remain outstanding on its existing terms and condition;

2.

This Withdrawal Form, once submitted, cannot itself be withdrawn and the eligible restricted share award withdrawn pursuant to this Withdrawal Form will not be deemed properly tendered for purposes of the offer; and

3.

If I wish to tender my eligible restricted share award at a subsequent time after properly completing, signing and delivering this Withdrawal Form, I must properly re-tender my eligible restricted share award before the expiration date deadline of 10:00 p.m., Mountain Time, on October 29, 2020 (or, if we extend the offer, a later date that we will specify) by submitting a new Election Form in accordance with the instructions set forth in the Offer to Exchange.

Eligible Restricted Share Award Withdrawn from the Offer

Grant ID	Grant Date	Number of Restricted Shares	Time Vesting Shares	Performance Vesting Shares

(Signature of Eligible Employee)

(Eligible Employee’s Name, please print in full)

Date:	, 20___

Address:

Email address:

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If you intend to submit this Withdrawal Form to withdraw the previous tender your eligible restricted share award under the offer, you must complete, sign and date a copy of this Withdrawal Form and return it to Concrete Pumping Equity Administration so that Concrete Pumping Equity Administration receives it before the offer expires at 10:00 p.m., Mountain Time, on October 29, 2020 (or, if we extend the offer, a later date that we will specify).

You may send this Withdrawal Form via email, regular mail or overnight delivery to:

Concrete Pumping Holdings, Inc.
Attn: Concrete Pumping Equity Administration
500 E. 84th Ave., Suite A-5
Thornton, Colorado 80229
Email: exchange@cphinc.net

Your election to withdraw the tender your eligible restricted share award will be effective only upon receipt by Concrete Pumping Equity Administration of this Withdrawal Form. You are responsible for making sure that your Withdrawal Form is received by Concrete Pumping Equity Administration before the offer expires at 10:00 p.m., Mountain Time, on October 29, 2020 (or, if we extend the offer, a later date that we will specify). The tender of your eligible restricted share award will not be considered withdrawn until Concrete Pumping Equity Administration receives your properly completed and signed Withdrawal Form.

Concrete Pumping Equity Administration will confirm receipt of your Withdrawal Form via email after receipt. If you do not receive confirmation of receipt of your Withdrawal Form from Concrete Pumping Equity Administration soon after the date your Withdrawal Form should be received by Concrete Pumping Equity Administration, or if you submit your Withdrawal Form less than five business days before the Expiration Date, please contact Kevin McCarty with Concrete Pumping Equity Administration at 303-253-6295 before the deadline in order to confirm whether your Withdrawal Form has been received.

You should make a copy of this Withdrawal Form and retain it for your records.

You may re-tender your eligible restricted share award before the expiration date deadline of 10:00 p.m., Mountain Time, on October 29, 2020 (or, if we extend the offer, a later date that we will specify) by submitting a new Election Form in accordance with the instructions set forth in the Offer to Exchange.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive before the offer expires on the expiration date.

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